SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549




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                            FORM 8-K




                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934







                         July 17, 1997
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                 (Date of earliest event report)



                      WEYERHAEUSER COMPANY
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       (Exact name of registrant as specified in charter)


       Washington              1-4825           91-0470860
       ----------              ------           ----------
    (State or other         (Commission       (IRS Employer
    jurisdiction of         File Number)      Identification
    incorporation or                             Number)
     organization)


                    Tacoma, Washington 98477
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            (Address of principal executive offices)
                         (zip code)

       Registrant's telephone number, including area code:
                         (253) 924-2345

Item 5.  Other Events

On July 16, 1997, Weyerhaeuser Company issued the following press release:


"FEDERAL WAY - Weyerhaeuser Company (NYSE: WY) today reported second quarter net earnings of $90 million, or 47 cents per common share, before a special after-tax net gain of $19 million, or 9 cents per common share. Including the gain, net earnings were $109 million, or 56 cents per common share, compared with $103 million, or 52 cents, for the same period last year. Net sales were $2.9 billion, unchanged from the comparable quarter last year.

The after-tax net gain is a result of Weyerhaeuser's on-going effort to narrow its focus and upgrade the quality of the assets of its core businesses. During the quarter, these efforts resulted in a gain on the sale of the Weyerhaeuser Mortgage Company (WMC) that were somewhat offset by costs associated with plans to close the Plymouth, North Carolina plywood facility.

For the first six months, Weyerhaeuser reported net earnings before special items of $136 million, or 69 cents per common share. During the same period last year, net earnings were $245 million, or $1.24 per common share. Net sales during the first half were $5.5 billion, unchanged from last year.

`Our second quarter results are down from last year, but they represent an improvement from first quarter,' said John
W. Creighton, Jr., Weyerhaeuser president and chief executive officer. `Much of this is attributable to the efforts our employees have made to improve our operating performance company-wide. As a result, our manufacturing facilities are running extremely well.'

Creighton also credited market conditions for some of the second quarter improvement.

`The price increases in paper and newsprint that we implemented during the second quarter had a positive effect on the Pulp, Paper and Packaging businesses,' Creighton said. `We expect the positive trend started by these increases to continue into the third quarter. Meanwhile, our

Timberlands and Wood Products segment continues to benefit from the strong domestic lumber market.'

Results by segment for the second quarter:

 . Timberlands and Wood Products: Operating earnings, including the $15 million charge associated with the plywood mill closure, were $211 million compared with $217 million last year. Strong domestic lumber and log markets helped offset the slower sales in Japan and the weak plywood and oriented strand board markets.

 . Pulp, Paper and Packaging: Operating earnings were $22 million compared with $35 million in 1996. Global economic growth continues to drive increasing demand for pulp and paper products and improved market prices for most pulp, paper and packaging products.

 . Real Estate and Financial Services: Earnings were $50 million, including the $45 million gain on the WMC sale, compared with $6 million last year.

Weyerhaeuser Company is one of the largest integrated forest product companies in the world. Its principal segments are timberlands and wood products; pulp, paper and packaging; and real estate. It is the world's largest private owner of merchantable softwood timber and producer of softwood lumber and market pulp. It also is one of North America's largest recyclers of office wastepaper, newspaper and corrugated boxes.

                             ###

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Comments by John W. Creighton, Jr. contain statements
concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to uncertainties and risks that may cause actual results to differ materially from those projected. The company's businesses are cyclical in nature and are influenced by economic factors such as interest rates, housing starts, industrial production and GDP growth in the United States. The company's performance is also affected by its ability to successfully implement its business improvement plans and other internal performance objectives and its ability to achieve expected returns on numerous capital projects. Many of the company's products are used in the manufacture of other products and face the threat of customers substituting other materials. The company is also a large exporter and is affected both by changes in economic activity in Europe and Asia, particularly by changes in GDP and housing starts in Japan, our largest export market, and by changes in currency exchange rates. The company's timberlands and manufacturing facilities are subject to extensive forestry, land use and environmental regulations that change frequently. The company's major businesses are also affected by government policies regarding the management of public lands in the United States and Canada and by international trade restrictions. In addition to unanticipated changes in government regulation and policy, natural disasters and unusual weather conditions can damage the company's forests and operations and impact supply conditions for the company's products."

                         SIGNATURES

    Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   WEYERHAEUSER COMPANY


                                   By  /s/ K. J. Stancato
                                       -----------------------------
                                  Its: Vice President and Controller

Date:  July 17, 1997